Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

PURCHASE AND SALE AGREEMENT

dated as of April 17, 2020

by and between

Clearway RENEW LLC,

a Delaware limited liability company,

as Seller

and

clearway energy OPERATING LLC

a Delaware limited liability company,

as Purchaser

Page

Article 1 DEFINITIONS, INTERPRETATION	1
1.01 Definitions	1
1.02 Interpretation	11
Article 2 SALE OF MEMBERSHIP INTERESTS AND CLOSING	11
2.01 Purchase and Sale	11
2.02 Payment of Purchase Price	11
2.03 Closing	12
2.04 [Reserved]	12
2.05 Closing Date Adjustment Amount.	12
2.06 [***]	12
2.07 [***]	12
2.08 [***]	13
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER	13
3.01 Existence	13
3.02 Authority	13
3.03 No Consent	13
3.04 No Conflicts	14
3.05 Regulatory Matters	14
3.06 Legal Proceedings	14
3.07 Brokers	14
3.08 Compliance with Laws	14
3.09 Holdco and the Subsidiaries	14
3.10 No Undisclosed Liabilities	16
3.11 Taxes	16
3.12 Employees	17
3.13 The Company Contracts	17
3.14 Real Property	18

-i-

(continued)

3.15 Title Policy	19
3.16 Environmental	19
3.17 Permits	20
3.18 Affiliate Transactions	20
3.19 Intellectual Property	20
3.20 Insurance	21
3.21 Financial Statements	21
3.22 Absence of Changes	22
3.23 [Reserved]	22
3.24 Bank Accounts	22
3.25 Regulatory Status	23
3.26 Support Obligations	23
3.27 Disclosures	23
3.28 [***]	23
3.29 No Other Warranties	23
Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER	24
4.01 Existence	24
4.02 Authority	24
4.03 No Consent	24
4.04 No Conflicts	24
4.05 Permits and Filings	25
4.06 Legal Proceedings	25
4.07 Purchase for Investment	25
4.08 Brokers	25
4.09 Governmental Approvals	25
4.10 Compliance with Laws	25
4.11 Due Diligence	26
Article 5 COVENANTS OF SELLER	26
5.01 Regulatory and Other Permits	26
5.02 Access to Information	26
5.03 Notification of Certain Matters	27

-ii-

(continued)

5.04 Conduct of Business	27
5.05 Insurance Claims.	30
5.06 Renew Letter Agreement	30
5.07 [Reserved]	30
5.08 Fulfillment of Conditions	30
5.09 Further Assurances	31
5.10 Reports	31
5.11 No Solicitation	31
Article 6 COVENANTS OF PURCHASER	32
6.01 Regulatory and Other Permits	32
6.02 Fulfillment of Conditions	32
6.03 Further Assurances	32
Article 7 CONDITIONS TO OBLIGATIONS OF PURCHASER	33
7.01 Bring-Down of Seller’s Representations and Warranties	33
7.02 Performance at Closing	33
7.03 Litigation	33
7.04 Assignment of Membership Interests	33
7.05 Approvals and Consents	33
7.06 Officers’ Certificates	33
7.07 FIRPTA Certificate	33
7.08 Class A Capital Contribution	33
Article 8 CONDITIONS TO OBLIGATIONS OF SELLER	34
8.01 Bring-Down of Purchaser’s Representations and Warranties	34
8.02 Performance at Closing	34
8.03 Approvals and Consents	34
8.04 Litigation	34
8.05 Assignment of Membership Interests	34
8.06 Certificates	34
8.07 Class A Capital Contribution	34
Article 9 TAX MATTERS	35
9.01 Certain Taxes	35

-iii-

(continued)

9.02 Allocation of Purchase Price	35
Article 10 SURVIVAL	36
10.01 Survival of Representations, Warranties, Covenants and Agreements	36
Article 11 INDEMNIFICATION	36
11.01 Indemnification by Seller	36
11.02 Indemnification by Purchaser	36
11.03 Period for Making Claims	36
11.04 Limitations on Claims	36
11.05 Procedure for Indemnification of Third Party Claims	37
11.06 Rights of Indemnifying Party in the Defense of Third Party Claims	38
11.07 Direct Claims	38
11.08 Exclusive Remedy	39
11.09 Indemnity Treatment	39
11.10 Mitigation	39
Article 12 TERMINATION	39
12.01 Termination	39
12.02 Effect of Termination	40
Article 13 MISCELLANEOUS	40
13.01 Notices	40
13.02 Entire Agreement	41
13.03 Specific Performance	41
13.04 Time of the Essence	41
13.05 Expenses	41
13.06 Confidentiality; Disclosures	41
13.07 Waiver	42
13.08 Amendment	42
13.09 No Third Party Beneficiary	42
13.10 Assignment	42
13.11 Severability	42
13.12 Governing Law	42
13.13 Consent to Jurisdiction	43

-iv-

(continued)

13.14 Waiver of Jury Trial	43
13.15 Limitation on Certain Damages	43
13.16 Disclosures	43
13.17 Facsimile Signature; Counterparts	43

[***]

[***]

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 17, 2020 (the “Effective Date”) is made and entered into by and between Clearway Renew LLC, a Delaware limited liability company (“Seller”), and Clearway Energy Operating LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms used herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the Class B Interests (as defined in the Holdco LLCA) (the “Rattlesnake Interests”) of CWSP Rattlesnake Holding LLC, a Delaware limited liability company (“Holdco”);

WHEREAS, Holdco owns one hundred percent (100%) of the membership interests in Rattlesnake Class B LLC (“Class B Investor”), which in turn owns one hundred percent (100%) of the membership interests in Rattlesnake TE Holdco LLC (“TE Holdco”), which in turn owns one hundred percent (100%) of the membership interests in Rattlesnake Flat, LLC (the “Project Company”, and together with Class B Investor and TE Holdco, the “Subsidiaries”, and each a “Subsidiary”);

WHEREAS, the Project Company is developing and constructing an approximately 160.45 megawatt wind power generation project in Adams County, Washington (the “Project”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the Rattlesnake Interests (the “Acquired Interests”) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS, INTERPRETATION

1.01         Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Interests” has the meaning set forth in the Recitals.

“Acquisition Closing Date” means [***].

“Acquisition Proposal” has the meaning set forth in Section 5.11.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

[***]

“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, Clearway Energy Group LLC and its direct or indirect subsidiaries, including Seller, Holdco and the Subsidiaries shall not be considered “Affiliates” of Clearway Energy, Inc. and its direct or indirect subsidiaries, including Purchaser.

“Agreement” means this Purchase and Sale Agreement and the exhibits, the appendices and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.

“Apportioned Obligations” has the meaning set forth in Section 9.01(a).

“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto.

“Balance Sheet Date” has the meaning set forth in Section 3.21.

“BOP Agreement” means that certain Balance of Plant Engineering, Procurement and Construction Agreement, dated as of [***], by and between the Project Company [***].

“Breach Notice” has the meaning set forth in Section 3.13(d).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“CAFD Yield” means Purchaser’s cash available for distribution yield as calculated in the Closing Date Financial Model attached hereto as Exhibit J.

“Cap” has the meaning set forth in Section 11.04(c).

“Class A Investor” has the meaning ascribed to such term in the ECCA.

“Class B Investor” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” is the date on which the transactions contemplated hereunder are consummated.

“Closing Date Financial Model” means that financial model attached hereto as Exhibit J.

“Closing Date Model Adjustment Amount” has the meaning set forth in Section 2.05(c).

“Closing Date Schedule Supplement” has the meaning set forth in Section 5.03(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Operation Date” has the meaning ascribed to such term in the PPA.

“Company Contracts” has the meaning set forth in Section 3.13(a).

“Consequential Damages” has the meaning set forth in Section 13.15.

“Constitutive Documents” means the certificates of formation and the limited liability company agreements or partnership agreements, as amended (if applicable), of Holdco and the Subsidiaries.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Deductible” has the meaning set forth in Section 11.04(a).

[***]

[***]

“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the date hereof.

“ECCA” means that Equity Capital Contribution Agreement, dated as of [***], by and between Class B Investor and [***].

“Effective Date” has the meaning set forth in the Preamble.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, Holdco or the Subsidiaries or any ERISA Affiliate.

“Environmental Laws” means any Law relating to the environment, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (including, but not limited to the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including, but not limited to, the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Substances) and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, Holdco or the Subsidiaries or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that Holdco and the Subsidiaries shall not be considered to be ERISA Affiliates from and after the Closing Date.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning set forth in Section 3.21.

“Financing Agreement” means that Financing Agreement, dated as of [***], by and among Class B Investor, each of the financial institutions from time to time party thereto as lenders and issuing banks, [***] in its separate capacities as administrative agent and collateral agent for the Secured Parties (as defined therein) (in such capacity and together with its successors and assigns in such capacity, “Collateral Agent”) and the other agents and parties thereto.

“FPA” means the Federal Power Act, as amended.

“GAAP” has the meaning set forth in Section 1.02(c). “Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC and each Regional Entity; or any court or governmental tribunal.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is  otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“Holdco” has the meaning set forth in the Recitals.

“Holdco LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Holdco, dated as of [***], by and between Seller and [***].

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (h) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

“Interim Period” means the period between the Effective Date and the Closing Date.

[***]

“Knowledge of Seller” means the actual knowledge of [***].

“Land” has the meaning set forth in Section 3.14(a).

“Laws” means all laws, statutes, treaties, rules, orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, permits or other pronouncements, in each case, having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type of fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“LLCA” has the meaning set forth in the ECCA.

“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.

“Major Project Change” means a (a) delay in the construction of the Project that is reasonably likely to result in a material delay in achieving the Commercial Operation Date, (b) material increase in the costs of, or liability to, the Project that will not be borne by Seller or otherwise paid, extinguished or fully satisfied as of the Closing Date or (c) to the extent not taken into account in the Closing Date Financial Model (as updated pursuant to Section 2.05(a)), fact, event, circumstance, condition or change that has a material adverse effect on the expected generation or operating cost of the Project.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of Holdco or any Subsidiary; provided, however, that none of the following shall be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with Holdco or the Subsidiaries; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which Holdco or the Subsidiaries operate or GAAP; (e) any change in the financial condition of Holdco or the Subsidiaries caused by the pending sale of Holdco or the Subsidiaries to Purchaser, including changes due to the credit rating of Purchaser; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on Holdco or the Subsidiaries, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area.

“NERC” means the North American Electric Reliability Corporation.

“Noncompliance Notice” has the meaning set forth in Section 3.17(b).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

“Permit Notice” has the meaning set forth in Section 3.17(b).

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)         all Liens for Taxes, which are not due and payable or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco or the Subsidiaries;

(b)         all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(c)         all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)         all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)         all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(f)         all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(g)         all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(h)         inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of Holdco or the Subsidiaries (i) as to which there is no existing default on the part of Holdco or the Subsidiaries or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco or the Subsidiaries.

“Permitted Liens” means any (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of Holdco or the Subsidiaries or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco and the Subsidiaries, as applicable; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco and the Subsidiaries; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by Holdco or the Subsidiaries, covenants and other restrictions in the Company Contracts; (f) any Liens granted to the Collateral Agent for the benefit of the Secured Parties (as defined in the Financing Agreement) under the Collateral Documents (as defined in the Financing Agreement); (g) solely with respect to Acquired Interests and any equity interests in any Subsidiary, those restrictions on transfers imposed by applicable securities laws and those restrictions imposed on transfers set forth in the operating agreements of Holdco and any Subsidiary, as applicable, and (h) any other Liens set forth on Schedule 1.01(b) of the Disclosure Schedules.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“PPA” means that certain Power Purchase Agreement, dated as of [***] between the Project Company and [***].

“Project” has the meaning set forth in the Recitals.

“Project Company” has the meaning set forth in the Recitals.

“Project Representations” means the representations and warranties set forth in Sections 3.05, 3.06, 3.08, 3.09(a), (b) (except with respect to the Rattlesnake Interests) and (c) – (i), 3.10 – 3.29 of this Agreement.

“Projections” has the meaning set forth in Section 3.28.

“Prudent Industry Practices” means those practices, methods, standards and procedures as are commonly used by a significant portion of those providing operating services on wind facilities of a type and size similar to the Project, which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the design, manufacture and construction and use of electrical and other equipment, facilities, equipment and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Approvals” has the meaning set forth in Section 4.09.

“Purchaser Consents” has the meaning set forth in Section 4.03.

“Purchaser Indemnified Parties” means Purchaser, its successors and assigns, and each of their Representatives.

“Rattlesnake Interests” has the meaning set forth in the Recitals.

“Real Property Rights” means all real property rights and interests of Holdco and the Subsidiaries, including, but not limited to, all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the Land.

[***]

“Regional Entity” means Western Electricity Coordinating Council or its successor.

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants.

[***]

“Seller” has the meaning set forth in the Preamble, and includes its respective successors and assigns.

“Seller Approvals” has the meaning set forth in Section 3.05.

“Seller Consents” has the meaning set forth in Section 3.03.

“Seller Indemnified Parties” means Seller, its successors and assigns, and its Representatives.

[***]

“Subsidiaries” and “Subsidiary” have the meanings set forth in the Recitals.

“Support Obligations” has the meaning set forth in Section 3.26.

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein required to be collected, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other person whether as successor, a member of a group, indemnitor, or otherwise, but excluding amounts paid or payable in respect of Permits.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including, but not limited to, information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“TE Holdco” has the meaning set forth in the Recitals.

“Termination Date” has the meaning set forth in Section 12.01(b).

“Title Policy” has the meaning set forth in Section 3.15.

“Trademark License Agreement” means that Trademark License Agreement dated as of August 31, 2018 by and between Clearway Energy Group LLC and Clearway Energy, Inc.

[***]

“Wind Turbine” has the meaning set forth in the ECCA.

1.02         Interpretation.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), (vii) the use of the conjunction “and/or” shall be construed as “any or all of” and (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(b)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).

(d)         Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.

(e)         Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)         In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.

(g)         The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

(h)         Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.

(i)         A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.

Article 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01         Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02         Payment of Purchase Price. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Closing an amount equal to One Hundred Fourteen Million Six Hundred Fifty Two Thousand and Sixty Seven Dollars ($114,652,067.00) ([***], the “Purchase Price”).

2.03         Closing. The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Orrick, Herrington & Sutcliffe LLP, counsel to Seller, at 405 Howard Street, San Francisco, California 94105, or at such other place as the Parties mutually agree, at 10 A.M. local time, upon the fulfillment or waiver of the conditions set forth in Articles 7 and 8.

(b)         At the Closing, the following shall occur:

(i)         Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to Seller’s account as provided on Exhibit B;

(ii)         the Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Articles 7 and 8;

(iii)         the execution by both Parties of the Assignment of Membership Interests; and

(iv)         Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser.

2.04         [Reserved].

2.05         Closing Date Adjustment Amount.

(a)         At least ten (10) Business Days prior to the Closing Date, Seller and Purchaser shall rerun the Closing Date Financial Model attached hereto as Exhibit J (A) in the same manner, and reflective of the identical inputs, as provided in Section 2.01(c)(i) of the ECCA (excluding however any revisions to the Closing Date Financial Model described in Section 2.07), and (B) to reflect the timing of, and principal amount of the Term Loans (as defined in the Financing Agreement) upon, Term Conversion (as defined in the Financing Agreement).

(b)         If the Closing Date Model Adjustment Amount is positive, the Purchase Price shall be increased by the Closing Date Model Adjustment Amount. If the Closing Date Model Adjustment Amount is negative, the Purchase Price shall be decreased by the Closing Date Model Adjustment Amount.

(c)         “Closing Date Model Adjustment Amount” means an amount equal to the difference between (i) the amount in Cell D6 of the “VS” tab of the Closing Date Financial Model multiplied by $1,000,000, as re-run pursuant to Section 2.05(a) and [***].

2.06         [***].

2.07         [***].

2.08         [***]

2.09         Delayed Turbine Funding.

(a)         If at the Closing Date there are any Delayed Turbines (as defined in the ECCA), within (10) Business Days after the Delayed Turbine Deadline (as defined in the ECCA), Seller and Purchaser shall rerun the Closing Date Financial Model to reflect the timing and amount of any Delayed Turbines which have been Placed-In-Service (as defined in the ECCA) between the Closing Date and the Delayed Turbine Deadline.

(b)         The “Delayed Turbine Funding Amount” will be calculated as the difference between (i) the amount in Cell D6 of the “VS” tab of the Closing Date Financial Model, as re-run pursuant to Section 2.09(a) and (ii) the amount in Cell D6 of the “VS” tab of the Closing Date Financial Model, as re-run pursuant to Section 2.05(a), which difference is the amount necessary to maintain the five (5) year average [***] CAFD Yield.

(c)         Purchaser shall pay to Seller the Delayed Turbine Funding Amount within five (5) Business Days after determination thereof.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (unless specifically stated otherwise) as follows:

3.01         Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.

3.02         Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.03         No Consent. Except as set forth on Schedule 3.03 of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

3.04         No Conflicts. The execution, delivery and performance of this Agreement by Seller does not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller’s certificate of formation or operating agreement or any Company Contract to which Holdco or any Subsidiary is a party or result in a material breach of or constitute a material default under, any material Contract to which Seller is a party; (b) result in the creation of any Lien upon any of the Acquired Interests or assets or properties of Holdco or the Subsidiaries; (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, Holdco or the Subsidiaries or any rights or benefits are to be received by any Person, under any Contract to which Seller, Holdco or any Subsidiary is a party; or (d) violate in any material respect any applicable Law.

3.05         Regulatory Matters. Except as set forth on Schedule 3.05 of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval on the part of Seller, Holdco or the Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.06         Legal Proceedings. Except as set forth in Schedule 3.06 of the Disclosure Schedules, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.16(b), there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against Seller, Holdco or any Subsidiary that (a) affect Seller, Holdco or any Subsidiary or any of their assets or properties (including the Project), except solely in respect of Seller which would not reasonably be expected to have a material adverse effect on Seller’s ability to perform under this Agreement or (b) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. None of Seller, Holdco or the Subsidiaries is subject to any Order which would reasonably be expected to have a Material Adverse Effect and none of Holdco or the Subsidiaries is subject to any Order which materially restricts the operation of its business.

3.07         Brokers. Except as set forth on Schedule 3.07 of the Disclosure Schedules, no Person has any claim against Seller, Holdco or any Subsidiary for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

3.08         Compliance with Laws. Neither Seller, Holdco nor any Subsidiary is or, to the Knowledge of Seller, has been in the past three (3) years, in material violation of any material Law or Order applicable to Holdco, the Subsidiaries or the Project or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.16 hereof. None of Seller, Holdco nor any Subsidiary has received notice from any Governmental Authority of any material violation of any such applicable Law since the Acquisition Closing Date.

3.09         Holdco and the Subsidiaries.

(a)         Holdco and each Subsidiary is a limited liability company validly existing and in good standing under the Laws of Delaware and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Holdco and each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 3.09(a) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of Holdco’s assets or the Subsidiaries’ assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(b)        All of the issued and outstanding Rattlesnake Interests are owned directly, beneficially and of record by Seller free and clear of all Liens, except as set forth on Schedule 3.09(b)(i) of the Disclosure Schedules. Except as set forth on Schedule 3.09(b)(ii), all of the issued and outstanding equity interests of Class B Investor are owned directly, beneficially and of record by Holdco, all of the issued and outstanding equity interests of TE Holdco are owned directly, beneficially and of record by Class B Investor, and all of the issued and outstanding equity interests of the Project Company are owned directly, beneficially and of record by TE Holdco, in each case free and clear of all Liens except as set forth in Schedule 3.09(b)(iii) of the Disclosure Schedules. All of the equity interests of Holdco and each Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(c)        The name of each director and officer (or similar positions) of Holdco and each Subsidiary, and the position with Holdco or such Subsidiary held by each, are listed in Schedule 3.09(c) of the Disclosure Schedules.

(d)        Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of Holdco and each Subsidiary as in effect on the date hereof.

(e)        There are no outstanding Options issued or granted by, or binding upon, Holdco or any Subsidiary for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in Holdco or any Subsidiary, other than Purchaser’s rights under this Agreement and as set forth in the ECCA. Except as set forth in Schedule 3.09(e), none of the Acquired Interests or the membership interests of the Subsidiaries are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

(f)         Except as set forth in Section 3.09(b) and as set forth on Schedule 3.09(f) of the Disclosure Schedules, neither Holdco nor the Subsidiaries have any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(g)        Except as set forth on Schedule 3.09(g) of the Disclosure Schedules, neither Holdco nor the Subsidiaries conduct any business other than the development, construction, ownership, operation and management (as applicable) of the Project and other activities incidental or related thereto.

(h)        The books and records of Holdco and the Subsidiaries are (i) in all material respects, accurate and complete and, since the Acquisition Closing Date have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect in all material respects the activities and transactions of Holdco and the Subsidiaries.

(i)         The (A) execution and delivery by Seller of the Assignment of Membership Interests and (B) if applicable, the delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, except as set forth in Schedule 3.09(i) of the Disclosure Schedules.

3.10         No Undisclosed Liabilities. Neither Holdco nor any Subsidiaries has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of Holdco or a Subsidiary (i)  incurred in the ordinary course of business consistent with past practice, (ii) that do not, and are not individually or in the aggregate reasonably expected to have, a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts or (iv) as set forth in Schedule 3.10 of the Disclosure Schedules.

3.11         Taxes. Except as disclosed on Schedule 3.11 of the Disclosure Schedules, since (i) the Acquisition Closing Date through the Closing Date and (ii) to the Knowledge of Seller, since the date of formation of Holdco, and each Subsidiary, as applicable:

(a)        All federal and all other material Tax Returns required to be filed by or with respect to Holdco or the Subsidiaries (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to Holdco or the Subsidiaries (or income attributable thereto), and Seller, Affiliates of Seller, Holdco and the Subsidiaries have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from Holdco or the Subsidiaries or for which Holdco, the Subsidiaries or the Purchaser could be held liable.

(b)        There are no (i) Actions or Proceedings currently pending or threatened in writing against Holdco or the Subsidiaries or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of Holdco or the Subsidiaries (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, Holdco or any Subsidiary been notified in writing of any request for examination, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller, Holdco or any Subsidiary (or the income attributable thereto), or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against Holdco or the Subsidiaries (or income attributable thereto). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of Holdco or the Subsidiaries, and, except as set forth on Schedule 3.11 of the Disclosure Schedules, neither Holdco nor any Subsidiary has requested any extensions of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(c)        Since the Acquisition Closing Date, Holdco and the Subsidiaries have been properly classified for federal and state income Tax purposes as either a disregarded entity or a partnership under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify Holdco or the Subsidiaries as other than a disregarded entity.

(d)        Neither Holdco nor any Subsidiary is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.

(e)         Neither Holdco nor any Subsidiary, nor Seller or any Affiliate of Seller with respect to the assets or operations of Holdco or the Subsidiaries, is or has ever entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)         Neither Holdco nor any Subsidiary is party to a lease, other than a lease that is, for federal income tax purposes, a “true” lease under which such entity owns or uses the property subject to the lease. Neither Holdco nor any Subsidiary is a party to a lease arrangement involving a defeasance of rent, interest or principal. None of the property owned by either Holdco or the Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

3.12         Employees. Neither Holdco nor any Subsidiary has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.

3.13         The Company Contracts. Schedule 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all material Contracts and amendments, modifications and supplements thereto, to which Holdco or any Subsidiary is a party or by which Holdco, any Subsidiary or any of their assets or properties are bound (collectively, the “Company Contracts”), which includes:

(i)         all Contracts for the purchase, exchange or sale of electric power, capacity, or ancillary services;

(ii)        all Contracts for the transmission of electric power;

(iii)           all interconnection Contracts for electricity;

(iv)           all Contracts with Seller or any Affiliate of Seller;

(v)        all Contracts relating to the Acquired Interests or membership interests of Holdco or the Subsidiaries; and

(vi)           to the extent not otherwise provided for under clauses (i) through (v) above, all Material Project Documents (as defined in the Financing Agreement).

(b)        Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of Holdco or the Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Company Contract is in full force and effect, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(c)        Except as disclosed on Schedule 3.13(c) of the Disclosure Schedules, neither Holdco nor any Subsidiary or, to the Knowledge of Seller, the other parties thereto, is in material violation or material breach of or material default under any Company Contract to which it is a party.

(d)        None of Seller, Holdco or any Subsidiary has given or received written notice or other written communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract since the Acquisition Closing Date (each, a “Breach Notice”), which violation, breach or default has not been remedied, cured or waived by the applicable counterparties issuing such Breach Notice or which Breach Notice to cancel or terminate has not been withdrawn by the applicable counterparties issuing such notice or communication. As of the Effective Date, since the Acquisition Date none of Seller, Holdco or any Subsidiary has given or received any Breach Notice.

3.14         Real Property.

(a)        Schedule 3.14(a) of the Disclosure Schedules lists all Real Property Rights of Holdco and the Subsidiaries, the real property in which Holdco and the Subsidiaries have Real Property Rights, and appurtenances thereto (collectively, the “Land”). The Land is free and clear of all Liens except (x) for Permitted Exceptions and (y) as disclosed in the Title Policy.

(b)        Except as set forth on Schedule 3.14(b) of the Disclosure Schedules, neither Holdco nor any Subsidiary has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(c)        Neither Holdco nor any Subsidiary has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Project or the business of Holdco or the Subsidiaries in respect of the Real Property Rights, except as set forth on Schedule 3.14(c) of the Disclosure Schedules or in the Title Policy.

(d)        Except as set forth on Schedule 3.14(d), the Real Property Rights are all the real property rights necessary for Holdco and the Subsidiaries to develop, construct, own and operate the Project.

(e)        Since the Acquisition Closing Date, except as set forth on Schedule 3.14(e), none of Seller, Holdco or any Subsidiary has received any written notice of (i) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, the Project or (ii) zoning, ordinance, building, fire, health, or safety code violations materially affecting, individually or in the aggregate, the Project.

3.15        Title Policy. Seller has provided to Purchaser a true and correct copy of the title policy covering the Real Property Rights (the “Title Policy”). The Real Property Rights are subject only to (a) Permitted Exceptions, (b) matters disclosed in the Title Policy and (c) matters consented to in writing by Purchaser.

3.16        Environmental.

(a)        Except as set forth on Schedule 3.16(a) of the Disclosure Schedules, Holdco and the Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect. Since the Acquisition Closing Date, there is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Project, or, to the Knowledge of Seller, with respect to the Land.

(b)        There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller (solely in respect of the Project, Holdco or any Subsidiary), Holdco or any Subsidiary relating to any material violation of Environmental Law. Since the Acquisition Closing Date, except as set forth on Schedule 3.16(b) of the Disclosure Schedules, none of Seller, Holdco or the Subsidiaries has received notice from any Governmental Authority of any material violation of any Environmental Law and to the Knowledge of Seller, none of Seller, Holdco or the Subsidiaries has received notice from any Governmental Authority of any material violation of any Environmental Law in the last three (3) years.

(c)        Schedule 3.16(c) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by Seller, Holdco or the Subsidiaries for the development, construction, ownership, use or operation of the Land or the business of Holdco and the Subsidiaries as currently conducted. Except as set forth in Schedule 3.16(c) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of Holdco or the respective Subsidiary.

(d)        Except as set forth in Schedule 3.16(d), to the Knowledge of Seller, there has been no release of Hazardous Substances at or from the Project in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the development or construction of the Project that would be reasonably expected to trigger any obligation of Seller, Holdco or the Subsidiaries under Environmental Laws to report, investigate, remove or remediate such release.

(e)        Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, Holdco or the Subsidiaries and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Project.

3.17         Permits.

(a)        Schedule 3.17(a) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by Seller, Holdco or the Subsidiaries in connection with the development, construction, ownership, maintenance, or operation of the Project, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.16 hereof. Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, since the Acquisition Closing Date, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of Holdco or a Subsidiary.

(b)        Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16, Seller, Holdco and the Subsidiaries are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and since the Acquisition Closing Date, have received no written notice of violation or noncompliance from any Governmental Authority (each, a “Noncompliance Notice”) which violation or noncompliance has not been remedied or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or unsatisfied condition (a “Permit Notice”), in each case of clause (i) and (ii) which has not been remedied or resolved.

(c)        There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.17(a) of the Disclosure Schedules.

3.18         Affiliate Transactions. Except as disclosed on Schedule 3.18 of the Disclosure Schedules or under the Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among Holdco or the Subsidiaries on the one hand, and Seller or any of Seller’s Affiliates on the other hand.

3.19         Intellectual Property.

(a)        To the Knowledge of Seller, except as set forth in Schedule 3.19 of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of Holdco or the Subsidiaries and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of Holdco or the Subsidiaries and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(b)        Subject to the Trademark License Agreement, Holdco and each of the Subsidiaries owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)        There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of Holdco or the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

3.20         Insurance. Schedule 3.20 of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the Effective Date that insure the assets and properties and business of Holdco or the Subsidiaries or affect or relate to the ownership of any of the assets and properties Holdco or the Subsidiaries. Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.20 of the Disclosure Schedules, all of which are in full force and effect. Except as set forth on Schedule 3.20 of the Disclosure Schedules, none of Seller, Holdco or the Subsidiaries has received any notice with respect to the assets and properties and business of Holdco or the Subsidiaries from any insurer under any insurance policy applicable to the assets and properties and business of Holdco or the Subsidiaries disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy since the Acquisition Closing Date. All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, Holdco and the Subsidiaries, as applicable, in all material respects. The insurance maintained by or on behalf of Holdco or the Subsidiaries is adequate to comply with all applicable Laws and Company Contracts. Except as set forth on Schedule 3.20 of the Disclosure Schedules, there are no pending insurance claims. Seller expects insurance coverage for property damage and business interruption for the Project as described in the property and casualty policies set forth on Schedule 3.20 of the Disclosure Schedules to continue in all material respects after the Closing. Furthermore, except as set forth in Schedule 3.20 of the Disclosure Schedules, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.

3.21         Financial Statements. Seller has previously delivered to Purchaser true, correct and complete copies of the unaudited financial statements of Class B Investor (including balance sheets, income statements and statements of cash flows) on a consolidated basis for the quarter ended December 31, 2019 (the “Financial Statements”) and the date of the latest balance sheet, December 31, 2019 (the “Balance Sheet Date”). The Financial Statements (i) fairly present, in all material respects, the consolidated financial position and consolidated results of operations of Class B Investor, as of the respective dates set forth therein, (ii) have been prepared all in conformity with Seller’s GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) have been prepared from the books and records of Class B Investor.

3.22         Absence of Changes. Except as set forth on Schedule 3.22 of the Disclosure Schedules, since the Balance Sheet Date until the Effective Date, there has not been:

(a)        any repurchase, redemption or other acquisition of any equity interests of Holdco or the Subsidiaries or any interests convertible into equity interests of Holdco or the Subsidiaries or any other change in the capitalization or ownership of Holdco or the Subsidiaries;

(b)        any merger of Holdco or any Subsidiary into or with any other Person, consolidation of Holdco or any Subsidiary with any other Person or acquisition by Holdco or any Subsidiary of all or substantially all of the business or assets of any Person;

(c)        any action by Holdco or any Subsidiary or any commitment entered into by any member of Holdco or any Subsidiary with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(d)        any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Holdco or any Subsidiary, except as required under GAAP;

(e)        any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(f)        any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any "keep well" or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13), other than in connection with and as contemplated under the Financing Agreement; or

(g)        any event, circumstance, condition or change relating or with respect to Holdco or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the Acquisition Closing Date or as of the Closing Date, since the Effective Date.

3.23         [Reserved].

3.24         Bank Accounts. Schedule 3.24 of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which Holdco or the Subsidiaries maintain bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by Holdco or the Subsidiaries.

3.25         Regulatory Status.

(a)        As of the Closing Date, and prior to the date on which the Project Company first sells electric energy generated by the Project, the Project Company is an “exempt wholesale generator” under PUHCA and FERC’s implementing regulations. Each of Holdco, Class B Investor and TE Holdco is either not a “holding company” as defined in PUHCA or is a “holding company” solely because of its direct or indirect, as applicable, ownership of the Project Company and, as such, is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a).

(b)        As of the Effective Date, neither Holdco nor any Subsidiary is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e). As of the Closing Date, Project Company: (i) is authorized by FERC to make sales of energy, capacity, and ancillary services at market-based rates pursuant to Section 205 of the FPA, (ii) has blanket authorization from FERC under Section 204 of the FPA to issue securities and assume liabilities, (iii) has all other blanket authorizations and waivers from FERC that are customarily granted by FERC to entities with market-based rate authorization, and (iv)  is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e).

(c)        As of the Closing Date, Seller has registered the Project Company with the Regional Entity, or caused an Affiliate registered with the Regional Entity to serve, as Generator Owner and Generator Operator with respect to the Project. NERC registration with respect to the Project is not required as of the Effective Date; and, as of the Effective Date, and as of the Closing Date, neither the Project nor the Project Company (nor any Affiliate registered with respect to the Project) is in violation of any applicable NERC requirement.

3.26        Support Obligations. Schedule 3.26 of the Disclosure Schedules sets forth a true and complete list of all credit support provided by Seller and its Affiliates with respect to any Company Contracts (the “Support Obligations”).

3.27         Disclosures.

To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, Holdco or the Subsidiaries contains (for the avoidance of doubt excluding any information in any consultant report delivered hereunder and the Projections that are exclusively covered in Section 3.28) any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.28         [***].

3.29         No Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE 3, THE ACQUIRED INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, HOLDCO, THE SUBSIDIARIES, THE ASSETS OF HOLDCO OR THE ASSETS OF THE SUBSIDIARIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO HOLDCO, THE SUBSIDIARIES, THE ASSETS OF HOLDCO, THE ASSETS OF THE SUBSIDIARIES OR THE ACQUIRED INTERESTS.

3.30         [***].

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (unless specifically stated otherwise) as follows:

4.01         Existence. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

4.02         Authority. All Actions or Proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.03         No Consent. Except as set forth on Schedule 4.03 of the Disclosure Schedules (the “Purchaser Consents”), and except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

4.04         No Conflicts.The execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of formation or operating agreement, or any material Contract to which Purchaser is a party; (b) result in the creation of any Lien upon any of the assets or properties of Purchaser or (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

4.05         Permits and Filings. Except as disclosed on Schedule 4.05 of the Disclosure Schedules, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

4.06         Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.07         Purchase for Investment. Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

4.08         Brokers. Except as set forth on Schedule 4.08 of the Disclosure Schedules, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

4.09         Governmental Approvals. Except as set forth on Schedule 4.09 of the Disclosure Schedules (“Purchaser Approvals”) or which have already been obtained and are in full force and effect, no Governmental Approval on the part of Purchaser is required in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.10         Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a Material Adverse Effect.

4.11         Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, Holdco, the Subsidiaries and the Project as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE 3 IN MAKING ITS DECISION TO ACQUIRE THE ACQUIRED INTERESTS AND HAS NOT RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES.

Article 5
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that Seller will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.

5.01         Regulatory and Other Permits.

(a)        Seller shall or shall cause Holdco and each Subsidiary to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Seller shall promptly provide Purchaser with a copy of any filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons. Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser. Seller shall use commercially reasonable efforts not to cause its Representatives, or Holdco, the Subsidiaries or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Seller shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02         Access to Information. During the Interim Period, Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to Holdco and each Subsidiary, the Acquired Interests or the Project reasonably available for examination, inspection and review by Purchaser and its Representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, Holdco, the Subsidiaries or the Project and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or representatives, shall conduct any intrusive environmental site assessment or activities with respect to Holdco, the Subsidiaries or their properties without the prior written consent of Seller.

5.03         Notification of Certain Matters.

(a)        All exhibits and schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

(b)        Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on, Holdco, the Subsidiaries or Purchaser.

(c)        Seller shall have the right (but not the obligation) to deliver to Purchaser, not later than ten (10) Business Days prior to the Closing Date, a supplement to the Seller Disclosure Schedule (the “Closing Date Schedule Supplement”) to disclose any matter arising after the Effective Date that, if existing at or arising prior to the date hereof, would have been required to be set forth in the Seller Disclosure Schedule for the representations and warranties of Seller set forth herein to be true and correct as of the Effective Date and the Seller Disclosure Schedule shall be deemed to be modified, supplemented and amended to include the items listed in the Closing Date Schedule Supplement for all purposes hereunder, other than to cure any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement for purposes of Article 11. If any item set forth in the Closing Date Schedule Supplement discloses any event, circumstance or development that, individually or in the aggregate when taken together with other previously disclosed events, circumstances or developments, would prevent any of the conditions set forth in Section 7.01 to be satisfied as of the Closing Date, then Purchaser may terminate this Agreement by delivering notice of termination to Seller within ten (10) Business Days of its receipt of such Closing Date Schedule Supplement; provided, that if Purchaser does not deliver such notice within such ten (10) Business Day period, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such item and its right to not consummate the transactions contemplated hereby with respect to such item, in each case, after giving effect to such item under any of the conditions set forth in Section 7.01, but shall not be deemed to have irrevocably waived its right to indemnification under Section 11.01 with respect to such item.

(d)        During the Interim Period, Seller shall notify Purchaser of any Breach Notice, Noncompliance Notice or Permit Notice given or received by Seller, Holdco, or any Subsidiary after the Effective Date.

5.04         Conduct of Business.

(a)         During the Interim Period, Seller shall cause Holdco and each Subsidiary to operate and carry on its business in the ordinary course and substantially as operated prior to the date of this Agreement. Without limiting the foregoing, Seller shall cause Holdco and each Subsidiary to perform in all material respects the Company Contracts to which such Holdco or such Subsidiary is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with Holdco or the Subsidiaries.

(b)        Without limiting Section 5.04(a), except (x) as set forth on Schedule 5.04(b) of the Disclosure Schedules, (y) which would not be reasonably likely to cause a Major Project Change (with respect to clauses (vi), (vii), (ix) and (xiv) of this Section 5.04(b) only) or (z) except with the express written approval of Purchaser (other than with respect to subparagraph (b)(xviii)), which approval shall not be unreasonably withheld, delayed or conditioned, during the Interim Period, Seller shall cause Holdco and each Subsidiary not to:

(i)         transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests other than Permitted Liens set forth in clauses (f) and (g) of the definition thereof;

(ii)        issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement and the issuance of Class A and Class B membership interests in TE Holdco pursuant to the ECCA), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities (other than this Agreement and the ECCA);

(iii)          declare, set aside or pay any dividends on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests;

(iv)           take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(v)        open or establish any new accounts with financial institutions;

(vi)           make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(vii)          make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts;

(viii)         merge Holdco or any Subsidiary into or with any other Person or consolidate Holdco or any Subsidiary with any other Person;

(ix)           enter into any Contract for the purchase of real property or any interests therein;

(x)        acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof;

(xi)           sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(xii)          create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);

(xiii)         make any loans or advances to any Person, except in the ordinary course of business consistent with past practice;

(xiv)        enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;

(xv)         enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of Holdco or any Subsidiary;

(xvi)         make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Holdco or any Subsidiary, except as required under Seller's GAAP or revalue any of the Holdco’s or any Subsidiary’s assets;

(xvii)        make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any material Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Holdco or the Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;

(xviii)      submit a self-report or mitigation plan to FERC, NERC or the applicable Regional Entity in connection with the violation or possible violation of an applicable NERC reliability standard without first notifying Purchaser and providing information regarding the violation or possible violation;

(xix)         pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $50,000 in the aggregate other than as due and payable in the ordinary course under material Contracts;

(xx)           hire any employees or adopt any Employee Benefit Plans;

(xxi)         enter into any joint venture;

(xxii)        fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(xxiii)       otherwise make any commitment to do any of the foregoing in this Section 5.04.

Notwithstanding the foregoing, Seller may permit Holdco and any of the Subsidiaries to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business.

5.05         Insurance Claims.

(a)        Following the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in asserting claims with respect to the activities and ownership of Holdco and the Subsidiaries covered under insurance policies of Seller, Holdco or the Subsidiaries (as the case may be) arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing. Any recoveries in respect of such claims under such property insurance policies for periods of coverage after the Closing Date received by Seller shall be for the account of Purchaser. In furtherance of the foregoing, to the extent that either Party receives any recoveries from any property insurance policies that are for the account of the other Party pursuant to the preceding sentence, the receiving Party shall pay over such recoveries to the other Party as promptly as practicable.

(b)        Seller shall not, and during the Interim Period shall cause Holdco and the Subsidiaries not, to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies under which Purchaser has rights to assert or continue to prosecute claims pursuant to Section 5.05(a) in a manner that would adversely affect any such rights of Purchaser; provided, however, that Purchaser shall pay or reimburse Seller for all costs and expenses of complying with this Section 5.05(b).

5.06         Renew Letter Agreement. Seller shall on or prior to the Closing Date execute and deliver the Renew Letter Agreement [***].

5.07         [Reserved.]

5.08         Fulfillment of Conditions. Seller (a) shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and (b) shall not, and shall not permit Holdco, the Subsidiaries or any of its other Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

5.09         Further Assurances. During the Interim Period, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Seller. During the Interim Period, Seller shall cooperate with Purchaser and provide any information regarding Seller necessary to assist Purchaser in making any filings or applications required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 5.09, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.09 shall not apply.

5.10         Reports. During the Interim Period, Seller shall provide Purchaser with copies of all reports, documents and certificates delivered (a) to the Administrative Agent under the Financing Agreement and (b) the Class A Investor, in each case, with respect or related to construction of the Project.

5.11         No Solicitation. During the Interim Period, Seller shall not, and shall not authorize or permit Holdco, the Subsidiaries, any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause Holdco, the Subsidiaries, any of its and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Holdco or any Subsidiary; (b) the issuance or acquisition of equity securities of Holdco or any Subsidiary; or (c) the sale, lease, exchange or other disposition of any significant portion of Holdco’s or any Subsidiary’s properties or assets.

5.12         Construction Reports. During the Interim Period, Seller shall provide Purchaser, or cause Purchaser to be provided, with each Construction Report (as defined in the Financing Agreement) delivered to the Administrative Agent and the Independent Engineer (each as defined in the Financing Agreement) pursuant to Section 5.5 of the Financing Agreement.

Article 6
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article 6, except to the extent Seller may otherwise consent in writing.

6.01         Regulatory and Other Permits. Purchaser shall, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain, as promptly as practicable, all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby. Purchaser shall promptly provide Seller with a copy of any material filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons. Purchaser shall provide a status report to Seller upon the reasonable request of Seller. Purchaser shall use commercially reasonable efforts not to cause its Representatives or Affiliates to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01.

6.02         Fulfillment of Conditions. Purchaser (a) shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement, and (b) shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

6.03         Further Assurances. During the Interim Period, Purchaser shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Purchaser. During the Interim Period, Purchaser shall cooperate with Seller and provide any information regarding Purchaser necessary to assist Seller in making any filings or applications required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 6.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.03 shall not apply.

6.04         PPA Letter of Credit. At Closing, to the extent Term Conversion (as defined in the Financing Agreement) has not occurred, Purchaser shall provide or cause to be provided Credit Support Security (as defined in the PPA) in replacement of the PPA Letter of Credit (as defined in the Financing Agreement).

Article 7
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.01         Bring-Down of Seller’s Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

7.02         Performance at Closing. Seller shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Seller at the Closing.

7.03         Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

7.04         Assignment of Membership Interests.

(a)        The Assignment of Membership Interests shall have been executed by Seller and delivered to Purchaser and (b) certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser shall have been delivered to Purchaser.

7.05         Approvals and Consents. All Seller Approvals and Seller Consents shall have been obtained and shall be in full force and effect.

7.06         Officers’ Certificates. Seller shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary or other authorized officer of Seller substantially in the form and to the effect of Exhibit E.

7.07         FIRPTA Certificate. Seller shall have caused to be delivered a certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit F, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that the first regarded entity for tax purposes in the Seller ownership chain is not a “foreign person” for U.S. federal income tax purposes.

7.08          Class A Capital Contribution.

(a)        Each of the conditions set forth in Section 4.02 of the ECCA shall have been satisfied (or waived by the Class A Investor) and the Class A Capital Contribution (as defined in the ECCA) shall have been made (or will concurrently be made).

(b)        Seller shall have provided Purchaser with copies of all deliverables required to be delivered to the Class A Investor under Section 4.02 (excluding Section 4.02(gg)) of the ECCA and the bring-down of the Independent Engineer Report (as defined in the ECCA) delivered to the Class A Investor under Section 4.02(j) of the ECCA shall be addressed to each of the following as beneficiaries: Project Company, TE Holdco, Class B Investor and Purchaser (or if not addressed to any of the foregoing entities, a reliance letter addressed to such entities allowing such entities to rely on such report).

Article 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion).

8.01          Bring-Down of Purchaser’s Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

8.02         Performance at Closing. Purchaser shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Purchaser at the Closing.

8.03         Approvals and Consents. All Purchaser Approvals and Purchaser Consents required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

8.04         Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

8.05          Assignment of Membership Interests. The Assignment of Membership Interests shall have been executed by Purchaser and delivered to Seller.

8.06         Certificates. Purchaser shall have delivered to Seller: (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of the Purchaser substantially in the form and to the effect of Exhibit G, and (b) a certificate, dated the Closing Date and executed by the Secretary or other authorized officer of Purchaser substantially in the form and to the effect of Exhibit H.

8.07          Class A Capital Contribution. Each of the conditions set forth in Section 4.02 of the ECCA shall have been satisfied (or waived by the Class A Investor) and the Class A Capital Contribution (as defined in the ECCA) shall have been made (or will concurrently be made).

Article 9
TAX MATTERS

9.01          Certain Taxes.

(a)        All real property Taxes, personal property Taxes and similar obligations of Holdco and the Subsidiaries imposed by the State of Washington, as applicable, or any other Governmental Authority [***] that are due or become due for Tax periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller for the pre-Closing Date period, on the one hand, and Purchaser for the post-Closing Date Period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and after the Closing Date, and all income Taxes imposed on Holdco and the Subsidiaries shall be allocated between the pre-Closing Date period and the post-Closing Date period as though a taxable year of Holdco and the Subsidiaries have ended on the Closing Date. Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period ending before the Closing Date. Purchaser shall be responsible for the portion of such Apportioned Obligations attributable to the period beginning on or after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of Purchaser pursuant to the preceding sentence shall be paid by Purchaser. If any refund, rebate or similar payment is received by Holdco, the Subsidiaries and/or Purchaser for any real property Taxes, personal property Taxes or similar obligations referred to above that are Apportioned Obligations, such refund shall be apportioned between Seller and Purchaser as aforesaid on the basis of the obligations of Holdco and the Subsidiaries during the applicable Tax period.

(b)        For any Taxes with respect to which the taxable period of Holdco or any Subsidiary ends before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by Holdco or the applicable Subsidiary. On and after the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all other Tax Returns required to be filed by Holdco and the Subsidiaries.

(c)        Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of Holdco and the Subsidiaries, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article 9, and in resolving all disputes and audits with respect to such Tax Returns.

(d)        [***].

9.02         Allocation of Purchase Price.

9.03         No later than one hundred ninety (90) days after the Closing, Seller and Purchaser shall agree on the draft allocation of the Purchase Price and the liabilities of Holdco and the Subsidiaries (in each case to the extent treated as consideration for U.S. federal income tax purposes) among Holdco’s and the Subsidiaries’ assets consistent with section 1060 of the Code and the Treasury Regulations thereunder. Seller and Purchaser agree that the agreed allocation shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, and that neither Seller nor Purchaser or their respective Affiliates will take positions inconsistent with such allocation in notices to any Governmental Authority, in audits or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement.

Article 10
SURVIVAL

10.01       Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

Article 11
INDEMNIFICATION

11.01       Indemnification by Seller. From and after the Closing Date, Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses caused by the gross negligence or willful misconduct of Purchaser or its agents, officers, employees or contractors or any other Purchaser Indemnified Parties.

11.02       Indemnification by Purchaser. From and after the Closing Date, Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller or its agents, officers, employees or contractors or any other Seller Indemnified Parties.

11.03       Period for Making Claims. No claim under this Agreement (except as provided below) may be made unless such Party shall have delivered, with respect to any claim under Section 11.01, a written notice of claim prior to the date [***]. With respect to any claims related to violations or possible violations of an applicable NERC reliability standard, no claim under this Agreement may be made unless such Party shall have delivered, with respect to any such claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date occurring six months after the conclusion of any Regional Entity compliance audit covering a period prior to the Closing Date.

11.04       Limitations on Claims.

(a)        An Indemnifying Party shall have no obligation to indemnify an Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by such Indemnifying Party pursuant to this Article 11 equal or exceed [***] of the Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that, (i) the Deductible shall not apply to Losses resulting from, arising out of or relating to [***].

(b)        Neither Party shall have any obligation to indemnify the other Indemnified Party in connection with any single item or group of related items that result in Losses that are subject to indemnification in the aggregate of less than [***].

(c)        The aggregate liability of the Seller and the Purchaser under this Article 11 resulting from any claims under any breaches of representations or warranties herein and in any certificates delivered pursuant hereto, shall be limited to an amount equal [***] of the Purchase Price (the “Cap”); provided that, the Cap (A) shall not apply to Losses resulting from, arising out of or relating [***].

(d)        The amount of any claim pursuant to this Article 11 will be reduced by the amount of any insurance proceeds or other cash settlement or recovery actually recovered (less the cost to collect the proceeds of such insurance or other recovery and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties, in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation. If the Indemnified Party receives such insurance proceeds or other cash settlement or recovery or realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided, that such payment shall not exceed the amount of the indemnity payment. The Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or other cash settlement or recovery.

11.05       Procedure for Indemnification of Third Party Claims.

(a)        Notice. Whenever any claim by a third party shall arise for indemnification under this Article 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)        Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 11.06(d), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

11.06        Rights of Indemnifying Party in the Defense of Third Party Claims.

(a)        Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)        Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)        Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)        Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (A) not diligently defending the Indemnified Party, (B) not contesting such claim in good faith through appropriate proceedings or (C) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim.

11.07        Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; however if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the required thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 11 against the Indemnifying Party.

11.08       Exclusive Remedy. From and after the Closing, absent fraud (including intentional but excluding negligent misrepresentation) or willful breach, the indemnities set forth in this Article 11 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents, other Representatives and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement or otherwise in connection with the transactions contemplated hereby, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

11.09        Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 11 shall, to the extent possible, be treated as an adjustment to the Purchase Price.

11.10        Mitigation.

(a)        Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)        Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Article 12
TERMINATION

12.01       Termination. This Agreement may be terminated at any time prior to Closing as follows:

(a)        by mutual written consent of Purchaser and Seller;

(b)        by either Seller or Purchaser if the Closing has not occurred on or before [***] (the “Termination Date”) and the failure to consummate the Closing is not caused by a breach of this Agreement by the terminating Party;

(c)        by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01 or 7.02, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 30 days in which to effect such cure; and

(d)        by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 8.01 or 8.02, and (ii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional 30 days in which to effect such cure.

12.02       Effect of Termination.

(a)        If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 12.02, and the entirety of Articles 11 and 13 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)        Upon termination of this Agreement by a Party for any reason, Purchaser shall return all documents and other materials of Seller relating to Holdco and the Subsidiaries, the assets or properties of Holdco and the Subsidiaries and the transactions contemplated hereby. Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by Purchaser with respect to Holdco, the Subsidiaries, the assets of Holdco, the assets of the Subsidiaries or Seller shall remain subject to the provisions of Section 13.06.

Article 13
MISCELLANEOUS

13.01       Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email transmission (provided that a copy is also delivered by registered or certified mail), by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to Purchaser:	Clearway Energy Operating LLC
300 Carnegie Center, Suite 300
Princeton, NJ 08540
Attention: Kevin Malcarney, General Counsel
Email: Kevin.Malcarney@clearwayenergy.com

With a copy to	Crowell & Moring LLP
1001 Pennsylvania Avenue NW
Washington, D.C. 20004
Attention: Patrick W. Lynch
Email: plynch@crowell.com

If to Seller, to:	Clearway Renew LLC
[***]

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, (b) delivered by email transmission to the email address provided in this Section 13.01 (provided that a copy is also delivered by registered or certified mail), or (c) delivered by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01). Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02        Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof.

13.03        Specific Performance. The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

13.04        Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.

13.05        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

13.06        Confidentiality; Disclosures. Neither Seller, Purchaser nor any of their Affiliates shall make any written or other public disclosures regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its affiliates are listed or except to the Secured Parties under the Financing Agreement and their legal counsel.

13.07        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08        Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

13.09        No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.

13.10        Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, that (a) Purchaser may assign this Agreement, including the right to purchase the Acquired Interests, without the prior written consent of Seller, to (i) any Affiliate of Purchaser, or (ii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as  Purchaser remains fully liable for its obligations under this Agreement and (b) Seller may collaterally assign the Acquired Interests and its rights under this Agreement, without the prior written consent of Purchaser to the Collateral Agent for the benefit of the Secured Parties under and as defined in the Financing Agreement.

13.11        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.12        Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.13        Consent to Jurisdiction. For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)           Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)        any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and

(ii)        the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 13.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

13.14        Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

13.15        Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE AND THE AMOUNT DUE UNDER SECTION 2.08 SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.

13.16        Disclosures. Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by Seller or Purchaser that such item represents a material exception or fact, event, or circumstance.

13.17        Facsimile Signature; Counterparts. This Agreement may be executed by facsimile or portable document format (“pdf”) signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”

CLEARWAY ENERGY OPERATING LLC
a Delaware limited liability company

By:	/s/ Christopher S. Sotos
Name: Christopher S. Sotos
Title: President and Chief Executive Officer

“Seller”

CLEARWAY RENEW LLC,
a Delaware limited liability company

By:	/s/ Craig Cornelius
Name: Craig Cornelius
Title: President